Exhibit 99.1

PolarityTE Receives Allowance for First U.S. Patent

Allowance of U.S. Patent Application No. 14/954,335 Further Bolsters PolarityTE’s Patent Portfolio

SALT LAKE CITY, November 30, 2020 — PolarityTE, Inc. (Nasdaq: PTE) is pleased to report the U.S. Patent and Trademark Office has issued a Notice of Allowance for U.S. Application No. 14/954,335. This is the Company’s first patent allowance in the United States. This patent application, which was originally filed on November 30, 2015, covers methods of making compositions for regenerating functional skin tissue using the Company’s minimally polarized functional unit (MPFU) technology.

The Company continues to prosecute additional patent applications in the United States and abroad related to its regenerative technologies and SkinTE®.

Internationally, the Company continues to build its patent portfolio. Patent Application No. 2017-530217 was also recently allowed in Japan. This Japanese application relates to compositions for regenerating functional skin tissue produced by methods utilizing MPFU technology. In addition, Singapore Patent No. 11201704502R was granted to PolarityTE on November 4, 2020, covering the same MPFU compositions as those patented in the United Kingdom.

Upon issuance of the allowed applications, PolarityTE will raise its patent portfolio to 7 granted patents. Patents have already been granted in the United Kingdom (Patent GB 2569056 B), Canada (Patent No. 2969707), Australia (Patent No. 2015355187), and New Zealand (Patent No. 733433).

David Seaburg, Chief Executive Officer, commented, “The allowance of PolarityTE’s first US patent is an incredible accomplishment that demonstrates continued fundamental progress and execution as we work to build and protect valuable regenerative medicine assets, most notably SkinTE.” Mr. Seaburg continued, “This achievement is a testament not only to our technology, but also the tremendous efforts of our team led by Jennifer Burdman, our Chief Intellectual Property Officer, who was recently named one of the Top 25 Women Leaders in Biotechnology in 2020 by the Healthcare Technology report, as well as our Principal Patent Attorney, Mary Bram.”

Jennifer Burdman commented, “We are thrilled to see the USPTO allow this patent after careful consideration and diligence. This will be PolarityTE’s first U.S. patent and is a significant milestone in building out a robust U.S. patent portfolio.” Jennifer continued, “PolarityTE detractors have tried to use past USPTO office actions to create a false narrative regarding the Company and the patentability of its technology. We have consistently maintained that their narrative was not accurate, and now have the allowance of this application as further proof. We believe now as we always have that the Company’s technology works and the IP surrounding our technology is protectable.”

About PolarityTE®

PolarityTE is focused on transforming the lives of patients by discovering, designing, and developing a range of regenerative tissue products and biomaterials for the fields of medicine, biomedical engineering and material sciences. Rather than manufacturing with synthetic and foreign materials within artificially engineered environments, PolarityTE manufactures products from the patient's own tissue and uses the patient's own body to support the regenerative process. From a small piece of healthy autologous tissue, the company creates an easily deployable, dynamic, and self-propagating product designed to regenerate the target tissues. PolarityTE's innovative methods are intended to promote and accelerate growth of the patient's tissues to undergo a form of effective regenerative healing. Learn more at www.PolarityTE.com – Welcome to the Shift®.

About SkinTE®

SkinTE is a human cellular and tissue-based product derived from a patient’s own skin (autologous) intended for the repair, reconstruction, replacement, or supplementation of skin tissue. Aseptic surgical procedures and handling during skin harvest, wound preparation, and SkinTE deployment are mandatory.

SkinTE is currently marketed as a human cell, tissue, and cellular and tissue-based product regulated solely under Section 361 of the Public Health Service Act (PHS Act) and 21 CFR Part 1271 (i.e., as a 361 HCT/P). PolarityTE plans to file an investigational new drug application (IND) with FDA followed by a biologics license application (BLA) to have SkinTE regulated as a biologic under the federal Food Drug & Cosmetic Act and Section 351 of the PHS Act (i.e., as a 351 HCT/P), and will propose to FDA a plan for transitioning SkinTE from a 361 HCT/P to a 351 HCT/P.

Forward Looking Statements

Certain statements contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. They are generally identified by words such as “believes,” “may,” “expects,” “anticipates,” “intend,” “plan,” “will,” “would,” “should” and similar expressions. Readers should not place undue reliance on such forward-looking statements, which are based upon the Company's beliefs and assumptions as of the date of this release. The Company's actual results could differ materially due to the impact of the COVID-19 pandemic and FDA regulatory matters, which cannot be predicted, and the risk factors and other items described in more detail in the “Risk Factors” section of the Company's Annual Reports and other filings with the SEC (copies of which may be obtained at www.sec.gov). Subsequent events and developments may cause these forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances that occur after the date of this release, except as required by applicable law. Our actual results could differ materially due to risk factors and other items described in more detail in the “Risk Factors” section of the Company's Annual Reports and other filings with the SEC (copies of which may be obtained at www.sec.gov).

POLARITYTE, the POLARITYTE logo, SKINTE, WHERE SELF REGENERATES SELF and WELCOME TO THE SHIFT are trademarks or registered trademarks of PolarityTE, Inc.

CONTACTS

Investors:

Rich Haerle

VP, Investor Relations

PolarityTE, Inc.

ir@PolarityTE.com

(385) 315-0697